Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CITY OF DAYTONA BEACH POLICE	)
AND FIRE PENSION FUND, Individually	)
and on Behalf of All Others Similarly	)
Situated,	)
)
Plaintiff,	)
)
v.	)	C.A. No. -
)
EXAMWORKS GROUP, INC., PETER B.	)
BACH, PETER M. GRAHAM, RICHARD	)
E. PERLMAN, J. THOMAS PRESBY,	)
JAMES K. PRICE, WILLIAM A.	)
SHUTZER, DAVID B. ZENOFF, WESLEY	)
J. CAMPBELL, J. MIGUEL FERNANDEZ	)
DE CASTRO, LEONARD GREEN &	)
PARTNERS, L.P., GOLD PARENT, L.P.	)
and GOLD MERGER CO., INC.,	)
)
Defendants.

VERIFIED CLASS ACTION COMPLAINT

Plaintiff City of Daytona Beach Police and Fire Pension Fund (“Plaintiff”), by and through its undersigned counsel, upon knowledge as to itself and upon information and belief as to all other matters, alleges as follows:

NATURE OF THE ACTION

1.                                      This action challenges a plan by the directors and officers of ExamWorks Group, Inc. (“ExamWorks” or the “Company”), working with affiliates of Leonard Green & Partners, L.P. (“Leonard Green” or “LGP”), to cash out the Company’s public stockholders in a management-led buy-out agreed to on

April 26, 2016.  The merger to sell the Company to management and Leonard Green (the “Proposed Merger”) is irreparably tainted by the control of the sales process by ExamWorks’ Executive Chairman, defendant Richard E. Perlman (“Perlman”), and its Chief Executive Officer, defendant James J. Price (“Price”), the use of conflicted advisors, the failure to establish a special committee in a timely manner and to prevent participation by directors who were not disinterested and independent, including Perlman and Price, a complete corruption of the belated and inadequate special committee process, and misleading and incomplete disclosures to the ExamWorks stockholders.

2.                                      Perlman and Price have operated and then sold several businesses together in the past 15 years, including PracticeWorks, Inc. (“PracticeWorks”) and TurboChef Technologies, Inc. (“TurboChef”).  During that time, Perlman and Price have almost exclusively relied on legal advice from a single Atlanta-based lawyer currently practicing at Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”).  That lawyer has represented Perlman and Price, as well as companies they operated, including ExamWorks, throughout that 15 year period.  Clare Y. Arguedas, ExamWorks Executive Vice President, General Counsel and Secretary since February 2010, was a Paul Hastings attorney from September 2006 to February 2010.

3.                                      Perlman and Price have also utilized the same directors (e.g., defendants J. Thomas Presby (“Presby”) and William A. Shutzer (“Shutzer”)) and officers (e.g., Defendants Wesley J. Campbell (“Campbell”) and J. Miguel Fernandez de Castro (“de Castro”)) at their various ventures, including ExamWorks.  Indeed, Perlman, Price, Shutzer, Campbell and de Castro will all be rolling over their equity in ExamWorks into the acquiring company, which they will manage as directors and officers.  Perlman and Price have also repeatedly used financial advisors affiliated with Shutzer, including on the Proposed Merger.

4.                                      Defendants’ plan to take ExamWorks private for $35.05 in cash per- share in the Proposed Merger contrasts with prior Perlman/Price ventures where they sold along with the other stockholders.  Perlman, Price, Shutzer, Campbell and de Castro currently own about 9.5% of ExamWorks equity in shares, options and restricted stock.  They will have their options and restricted stock cashed out in the Proposed Merger.  They will also roll over $45 million of their ExamWorks shares (about 3% of the Company’s outstanding shares) into 3.7% of the post- merger equity of the acquiror (“NewCo”).  They are also expected to receive options and grants up to an additional 9.2% of the equity of NewCo.  Moreover, Perlman, Price and other ExamWorks officers will keep their jobs at their current salaries with annual raises, and Shutzer will become a NewCo director.

5.                                      Perlman controlled discussions with several private equity firms and dominated the process leading to the proposed management-led buyout.  The initial preliminary proxy statement that ExamWorks filed with the Securities and Exchange Commission (“SEC”) on May 20, 2016 (the “First Proxy”) is vague and contradictory about when, how and by whom management participation in a transaction to cash out the public stockholders was raised.  The second preliminary proxy statement ExamWorks filed on June 14, 2016 (the “Second Proxy”) rewrites the facts to obscure the conflict created by the rollover.  However, the focus on discussions with private equity firms raises an inference that management’s participation in the transaction was raised early on.  The First Proxy and Second Proxy admit that management’s participation in the Proposed Merger was part of Leonard Green’s February 8, 2016 written indication of interest, but do not describe the terms proposed for that participation.  Even when describing specific indications of interest and offers, Defendants fail to give an accurate and complete summary of the management participation aspect of the discussions and negotiations.  While the existence of a purported “rollover agreement” between Leonard Green and the rollover insiders has been disclosed, the agreement itself has not been provided to the stockholders or even been publicly filed.  Instead, Defendants provide misleading partial disclosure concerning the rollover.

6.                                      Obvious conflicts of interest of Defendants Perlman, Price, Shutzer, Campbell and de Castro arose from the outset, yet the Board failed to establish a special committee of independent and disinterested directors to conduct and direct discussions and negotiations until the deal was essentially a fait accompli.  Perlman and conflicted management and advisors interfaced with the prospective financial partners in their buy-out plan, including Leonard Green.  Defendant Shutzer’s firm, Evercore Group, LLC (“Evercore”) and Goldman, Sachs & Co. (“Goldman”), an advisor to Leonard Green, participated throughout.  Evercore will receive a $750,000 opinion fee plus a contingent fee of $13,080,000.  Goldman Sachs will receive a fee of $13,080,000 contingent on consummation of the Proposed Merger.

7.                                      For more than two years, Perlman, Price, Shutzer and management controlled the selection of their buy-out partner, only occasionally consulting the full Board.  In a textbook example of “too little, too late,” it was not until March 23, 2016, a month before the Proposed Merger, that the ExamWorks Board established a special committee (the “Special Committee”) purportedly “consisting of all the directors except Mr. Shutzer.”  Not only did the Special Committee include Perlman and Price — the leaders of the management buy-out plan — but also Shutzer and his conflicted firm (Evercore) continued to participate in the process.

8.                                      The Special Committee did not retain independent counsel.  It used Paul Hastings, the long-time legal advisor for Perlman and Price, as counsel.  The

Special Committee sometimes held joint meetings with the Board, and Shutzer attended almost all Special Committee meetings.  Moreover, most of the terms, including a $35 price, had been set before the Special Committee was established, and the conflicted management and conflicted advisors handled the remaining negotiations.  The Special Committee is said to have negotiated the last nickel of the $35.05 Proposed Merger price on April 26, 2016.  The Special Committee claims responsibility for obtaining $2 million in a deal valued at over $2 billion.  Indeed, $2 million is about 7% of the fees ExamWorks is to pay Evercore and Goldman, its conflicted financial advisors.

9.                                      The First Proxy and Second Proxy portray the rollover of the equity of Perlman, Price, Shutzer and management as a condition imposed by Leonard Green in mid-April 2016 to cover a $45 million gap in its financing.  The proposition that Leonard Green could raise $2.2 billion in financing for the Proposed Merger but could not raise $45 million more except through a management rollover defies credulity.  The conflicting disclosures also refute the claim that the rollover investors reluctantly agreed to be part of the buy-out team.  The First Proxy and Second Proxy each say Perlman and Price “were removed from” the Special Committee on April 13, 2016, supposedly based on the conflict posed by management participation, which had been contemplated since at least

February 8, 2016.  Nevertheless, according to the First Proxy and Second Proxy, they continued to attend Special Committee meetings.

10.                               The Second Proxy continues to have significant disclosure deficiencies that prevent the ExamWorks stockholders from casting fully informed votes on whether to approve the Proposed Merger.

11.                               The Proposed Merger is expected to close in the third quarter of 2016.  Plaintiff seeks a preliminary injunction against the Proposed Merger’s consummation.

PARTIES

12.                               Plaintiff City of Daytona Beach Police and Fire Pension Fund is and was at all relevant times a beneficial owner of ExamWorks common stock.

13.                               Defendant ExamWorks is a Delaware corporation with its principal offices located in Atlanta, Georgia.  ExamWorks is a provider of independent medical examination (“IME”) services, including independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, document management and medical retrieval and related services.  ExamWorks’ contracts span the legal and insurance industries, third-party administrators, self- insured parties and federal and state agencies.  ExamWorks was incorporated in 2008 and had its initial public offering (“IPO”) on October 28, 2010 for $16 per share.

14.                               Defendant Perlman co-founded ExamWorks in July 2008 with Defendant Price.  They met while both working at AMICAS, Inc. (“AMICAS”), formerly known as VitalWorks, where Perlman served as Treasurer and a Director from 1997 until AMICAS spun off Practice Works in March 2001.  Perlman served as ExamWorks’ Co-Executive Chairman and Co-Chief Executive Officer until he assumed his current position as ExamWorks’ Executive Chairman on August 12, 2010.  Perlman sits on ExamWorks’ Acquisitions Committee, which is responsible for assisting management and the Board on the Company’s acquisitions.  Though not disclosed in the Proxy or ExamWorks’ recent SEC filings, he and Defendant Peter B. Bach (“Bach”) are both directors of RightCare Solutions, Inc., a privately held medical technology company (“RightCare”).  Along with Defendants Price, Shutzer, Presby, Campbell and de Castro, Perlman has originated, operated and sold a string of businesses, as described in detail below.  Perlman is the Chairman and owner of Compass Partners, L.L.C. (“Compass Partners”), a merchant banking firm he founded in 1995.  He and Price co-own P&P Investments, L.L.C. (“P&P), which has a minority ownership in RedRidge Finance Group (“RedRidge”).  RedRidge provides ExamWorks with financial due diligence services in connection with its acquisitions.  He and Price also co-own PerPrice Aviation, Inc. (“PerPrice Aviation”), which has received substantial fees from ExamWorks.  Perlman is a rollover participant.

15.                               Defendant Price co-founded ExamWorks with Perlman in July 2008.  He worked with Perlman at AMICAS, serving as Executive Vice President and Secretary from July 1997 through Practice Works’ spin-off.  Price served as ExamWorks’ Co-Chairman and Co-Chief Executive Officer with Perlman until August 12, 2010, when Price took his current position as ExamWorks’ Chief Executive Officer.  He is also a member of ExamWorks’ Board and sits on the Acquisitions Committee with Perlman.  Price co-owns P&P with Perlman, through which he owns a minority interest in RedRidge.  He also co-owns PerPrice Aviation with Perlman.  Price will participate in the rollover.

16.                               Defendant Shutzer has been a director of ExamWorks since its IPO in July 2010.  He is Chairman of the Board’s Compensation Committee.  Shutzer is also a Senior Managing Director of the corporate advisory business of Evercore, a position he has held since 2004.  Shutzer served with Perlman and Price as a member of PracticeWorks’ board from 2001 until October 2003 and as a member of TurboChef s board from October 2003 until January 2009, when The Middleby Corporation (“Middleby”) acquired it.  According to the Second Proxy, Shutzer will both roll-over a substantial portion of his ExamWorks equity into NewCo and will also continue as a director of NewCo.

17.                               Defendant Peter M. Graham (“Graham”) has been a director of ExamWorks since September 2010.  Graham is a member of the Board’s

Compensation Committee and sits on its Corporate Governance and Nominating Committee.  Graham also served as the Special Committee’s Chairman in connection with the Proposed Merger.  Graham previously served as a director of Alloy, Inc. (“Alloy”) from 1998 until Alloy was taken private by affiliates of ZelnickMedia in 2010.  Graham also served as the Chairman of Alloy’s special committee regarding the take-private.  Perlman sat on Alloy’s board with Graham from 2006 until the ZelnickMedia take-private.

18.                               Defendant J. Thomas Presby (“Presby”) has been an ExamWorks director since June 2009.  He chairs the Company’s Audit Committee and is considered its financial expert.  He also sits on the Acquisitions Committee with Perlman and Price.  He is 76 years old.  His occupation since his June 2002 retirement from a 30-year career at Deloitte Touche Tohmatsu (“Deloitte”) has been, substantially, to serve with Perlman, Price and Shutzer on boards of directors of companies that Perlman and Price manage.  Presby served on Practice Works’ board from 2002 to its 2003 sale, and on TurboChefs board from 2003 to its sale in 2009.  From November 2003 to May 2012, Presby served as a director of Tiffany & Co., where Shutzer has been a director since 1984.

19.                               Defendant Peter B. Bach has been a director of the Company since ExamWorks went public in July 2010.  Bach sits on the Board’s Compensation Committee.  He is a physician and faculty member at Memorial Sloan-Kettering

Cancer Center in New York City.  In 2009, Perlman donated money to Fighting Chance, a non-profit cancer counseling center in Sag Harbor, New York, for which Bach serves as a board member.  Upon information and belief, Perlman has made additional monetary contributions to Fighting Chance since 2009.  Bach and Perlman are also both directors of privately held RightCare.

20.                               Defendant David B. Zenoff (“Zenoff”) has been a director of the Company since ExamWorks went public in July 2010.  He is 78 years old.  Upon information and belief, Zenoff taught Perlman at the Columbia University Graduate School of Business, where Zenoff was a professor from 1966-1972, and which graduated Perlman in 1972.  He sits on the Board’s Corporate Governance and Nominating Committee.

21.                               Defendant Wesley J. Campbell has been President of ExamWorks since July 2008.  He has been previously employed by various Perlman/Price companies, including PracticeWorks and AMICAS.  From April 2007 to July 2008, he worked at 360 Imaging, Inc. with Kevin J. Kozlowski (“Kozlowski”), another veteran of Perlman/Price entities and a current ExamWorks officer.  Campbell is a rollover participant.

22.                               Defendant J. Miguel Fernandez de Castro has been Senior Executive Vice President and Chief Financial Officer of ExamWorks since March 2009.  He is another longtime employee of Perlman/Price at TurboChef, PracticeWorks and AMICAS.  He is a rollover participant.

23.                               Defendants Perlman, Price, Shutzer, Graham, Presby, Bach and Zenoff are sometimes collectively referred to as the “Director Defendants.”  Perlman, Price and Shutzer, along with Campbell and de Castro are sometimes referred to collectively as the “Rollover Defendants.”

24.                               Defendant Leonard Green is a private equity firm with its principal offices in Los Angeles, California.  Leonard Green markets itself as investing “in established companies that are leaders in their markets.”  In acquiring public companies, Leonard Green’s affiliates have a practice of employing the company’s existing management after the transaction has closed.

25.                               Defendant Gold Parent, L.P. (“Parent”), a Delaware limited partnership, is a wholly owned subsidiary of Leonard Green.

26.                               Defendant Gold Merger Co., Inc. (“Merger Sub”), a Delaware corporation, is an indirect wholly owned subsidiary of Parent.

27.                               Defendants Leonard Green, Parent, and Merger Sub are collectively referred to as the “Leonard Green Defendants.”  The Director Defendants, Rollover Defendants and Leonard Green Defendants are collectively referred to as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

Perlman and Price Repeatedly Execute Roll Up Strategy With Same Team

28.                               Perlman and Price have a long history together executing a “roll up” business plan in which they run a public company that grows through acquisitions and then is sold in a merger transaction.  Reinaldo Pascual (“Pascual”), an Atlanta attorney, formerly with Kilpatrick Stockton LLP, and now with Paul Hastings, has consistently advised Perlman and Price regarding their roll up business strategies and various business interests.  Perlman and Price have also recruited Shutzer and Presby, who have served as supporting “outside” board members of their various companies since 2002.  Perlman and Price, with Shutzer and Presby’s support as directors and Pascual’s legal advice, have already completed at least two “roll up” sales.

29.                               Perlman and Price started their roll up strategy with AMICAS, of which Price was a founder.  AMICAS was another “roll up”; it acquired dozens of businesses, which for AMICAS were dental and physician practice management groups, and thereby increased revenue.  In 2000, AMICAS was reorganized into two divisions:  its medical division, VitalWorks, and its dental division, Practice Works.  PracticeWorks was spun off in March 2001, with Perlman as Chairman, Price as CEO, and Pascual, then at the Kilpatrick Stockton firm, providing legal advice.  Shutzer promptly joined PracticeWorks’ board of directors in 2001 and

Presby joined in June 2002, upon his retirement from Deloitte.  In October 2003, PracticeWorks was sold to Eastman Kodak Company.  Perlman, Price, Shutzer and Presby all signed agreements obligating them to vote their shares — collectively, about 7.9% of PracticeWorks — in favor of the sale.  Mr. Pascual advised PracticeWorks.  Perlman and Price each received more than $13 million for their stakes in PracticeWorks.  Shutzer received more than $3 million for his shares, while Presby was paid approximately $265,000 in stock options.

30.                               Perlman and Price moved on to the next roll up project, TurboChef, a provider of food preparation equipment.  Represented by Mr. Pascual, Perlman acquired a controlling interest in TurboChef in October 2003 and became Chairman.  Perlman named Price as CEO, and Shutzer promptly joined the TurboChef board.  Presby joined a couple of months later, in December 2003.  TurboChef pursued Perlman and Price’s roll up strategy, acquiring more than 30 companies from 2003 through 2008.  With the legal advice of Mr. Pascual — now at Paul Hastings — and financial advice from Goldman, and the approval of Presby and Shutzer, TurboChef was sold to Middleby in January 2009.  As with the PracticeWorks sale, Perlman, Price, Shutzer and Presby all signed agreements obligating them to vote their shares — collectively, about 18.8% of TurboChef — in favor of the sale to Middleby.  In the Middleby acquisition, Perlman received $6.45 million and 85,508 shares of Middleby common stock; Price, $6.57 million and 87,097 shares of Middleby common stock; Shutzer, $6.7 million and 88,851 shares of Middleby common stock; and Presby, $479,812 and 6,353 shares of Middleby common stock.

31.                               Defendants Campbell and de Castro, and fellow ExamWorks officers.  Kozlowski and Crystal B. Patmore (“Patmore”), have also followed Perlman and Price through their procession of companies, from AMICAS to PracticeWorks to TurboChef to ExamWorks.  Campbell and Kozlowski also worked together at 360Imaging, Inc., a dental imaging company.  The overlapping directors and officers at the various Perlman/Price companies are illustrated in the following chart:

The Migration of Directors and Officers
Through Perlman/Price Companies

	AMICAS	PracticeWorks	TurboChef	ExamWorks
Directors
Perlman	1997-2001	2001-2003	2003-2009	2008-Present
Price	1997-2001	2001-2003	2003-2009	2008-Present
Presby		2002-2003	2003-2009	2009-Present
Shutzer		2001-2003	2003-2009	2010-Present
Officers
Campbell	1997-2001	2001-2007		2008-Present
de Castro	2000-2001	2001-2004	2004-2009	2009-Present
Kozlowski	1999-2001	2001-2003		2008-Present
Patmore	1997-2001	2001-2003	2003-2009	2009-Present

Perlman and Price Move the Roll Up Team to ExamWorks

32.                               Perlman and Price then launched their next roll up venture:  ExamWorks.  Even while they were running TurboChef, they incorporated

ExamWorks and caused the Company to acquire its first three subsidiaries in the summer of 2008.  Presby joined the Board in July 2009, and Shutzer re-joined the roll up team when ExamWorks went public in July 2010.  The officer team also migrated to ExamWorks.  Together, Perlman, Price, Presby and Shutzer constitute a majority of the seven-member ExamWorks Board.  Mr. Pascual advised the Company on its initial public offering, as well as on subsequent debt and equity offerings.  Some individuals at Goldman who had historically advised Perlman/Price companies left to join Shutzer at Evercore.  The historical financial team continued, through both Evercore and Goldman, to provide financial advice to the Perlman/Price team.  ExamWorks pursued Perlman and Price’s roll up strategy, growing through at least 56 acquisitions since the Company’s IPO.

33.                               At or near the time ExamWorks went public in 2010, Perlman added three putatively independent directors — Graham, Bach and Zenoff — all of whom have historical educational, business and charitable connections with Perlman, some of which have not been disclosed to stockholders (and perhaps not to the Board as a whole).  The ExamWorks Board has had no turnover since.  Each of these new outside directors — Graham, Bach and Zenoff — have earned more than $800,000 in directors fees, paid in stock and cash, since joining the Board, amounts material to each of them.  Shutzer and Presby have received similar director fees, material to them, over that time as well.

34.                               The well-compensated Board has reciprocated with generous compensation packages for Perlman and Price.  In 2015, Perlman and Price each received a base annual salary of $937,500 a year, before stock-based compensation.  Each has been compensated in identical amounts since at least 2013, each getting more than $5.7 million in total compensation from 2013 through 2015.  Each has likewise accumulated restricted stock awards worth in excess of $1.4 million that will vest upon a change in control.

35.                               The Board has, additionally, repeatedly permitted related-party transactions involving Perlman and Price.  For example, since ExamWorks has gone public, the Company has retained a single financial advisor, RedRidge, for every acquisition by the Company since the IPO.  In 2015 alone, ExamWorks paid $450,000 in advisory fees to RedRidge.  RedRidge is partially owned by one of Perlman and Price’s investment vehicles, P&P Investments, and Perlman and Price each are entitled to distributions from RedRidge related to the Exam Works-paid fees.  Additionally, the Board has permitted six-figure payments to PerPrice Aviation, jointly owned by Perlman and Price, for providing certain aviation services “when necessary,” and has approved payments of hundreds of thousands of dollars to lease office space from a Perlman-controlled affiliate, Compass Partners.

ExamWorks Shows Continued Growth Despite Recent Dip in Share Price

36.                               By October 2014, the Company’s common stock was trading at $36 per share and climbing, having recovered from a late-2011 low of $6.45 per share.  During the winter and spring of 2015, its stock traded between $38-$42 per share.  By November 2015, however, the stock price had declined to below $25 per share.

37.                               In ExamWorks’ Q3 2015 earnings call on November 3, 2015, Perlman explained that the market undervalued ExamWorks’ stock by erroneously projecting the healthcare industry’s vulnerabilities onto the Company.  Perlman explained, “healthcare is suffering from declining volumes as well as reimbursement pressures, neither of which apply to our industry.”  Perlman also opined that the market did not adequately reflect ExamWorks’ acquisition of First Choice, one of ExamWorks’ largest competitors which it had pursued for five years.  Perlman stated that First Choice would “increase profitability over the next year” by solidifying ExamWorks’ “position in this important New York market, in light of [First Choice’s] reputation and name recognition for over 22 years.”  The Company reported continued growth of revenue and EBITDA from the prior year’s third quarter.  Demonstrating the Board’s belief that the market undervalued ExamWorks’ stock, the Board more than tripled the size of its stock repurchase authorization from $20 million to $75 million and re-purchased 1.1 million shares between December 2015 and February 23, 2016.

The Second Proxy’s Description of Defendants’
 Pursuit of the Proposed Merger

38.                               The Second Proxy contains a misleading and incomplete description of the events leading to the Proposed Merger.  On October 27, 2015, Perlman met with a private equity firm.  The next day he met with John Baumer of Leonard Green at Baumer’s request and agreed to take any proposal from Leonard Green to the Board.  The Second Proxy says that Perlman reported at the Board’s November 9, 2015 meeting, with Paul Hastings in attendance, on his discussions with the private equity firms and discussed “potential strategic and transaction opportunities.”  On January 15, 2016, Leonard Green executed a confidentiality agreement with ExamWorks, and on January 19, 2016, Leonard Green met with unidentified “executive management” of the Company.

39.                               At a February 19, 2016 meeting, the Board did not decide to seek a price above the $35 in Leonard Green’s February 8, 2016 range, but merely authorized management and the financial advisors “to see if an indication at the high end of the indicated range was possible.”  Again, the Board decided not to engage with other potential buyers “due to the Board’s view of the low likelihood of an alternative bidder emerging.”  The Second Proxy claims something else happened at the meeting that was not mentioned in the First Proxy:

In order to manage and mitigate conflicts, the Board also instructed management not to negotiate terms of any potential employment following any potential transaction.

Assuming this statement is true, it reflects that the Board knew that management’s potential employment with Leonard Green created a conflict.  Though the Leonard Green February 8 Proposal included a management rollover, the Board did not instruct management not to discuss terms of the rollover.  Nevertheless, the Board allowed management to continue negotiating on behalf of the ExamWorks stockholders.

40.                               Perlman reviewed Leonard Green’s interest in a January 22, 2016 Board meeting where Goldman and Evercore discussed the background of Leonard Green and a preliminary financial review of the Company.  Even though Leonard Green had not provided “an acceptable indication of interest,” nevertheless, based on advice from “management and the financial advisors,” the Board decided not to approach any other potential bidders.  The fix was in.

41.                               Over the next two weeks, “the Company’s executive management,” sometimes with Evercore and Goldman, held telephonic meetings with Leonard Green.  On February 8, 2016, Leonard Green made “a written, non-binding indication of interest” at a price range of $32-35 per share.  The Proxy’s description of Leonard Green’s proposal and the Board’s discussion of that proposal at its February 19, 2016 meeting do not mention management employment or rollover as part of that proposal.  However, later portions of the Proxy make clear that management participation was part of the mix from the outset.  The description of an April 13, 2016 Special Committee meeting says Perlman discussed “management equity rollover issues that were set forth in LGP’s indication of interest.”  Campbell and de Castro met with LGP on April 5, 2016 and discussed “the proposed rollover of equity by certain members of management (specifically Messrs.  Perlman, Price, Campbell and Fernandez de Castro).”  Thus, the conflict of interest relating to the rollover issues arose no later than February 8, 2016.  Accordingly, the Board’s February 19, 2016 instruction that management was not to negotiate terms of any potential employment agreement following the Proposed Merger came too late.  Moreover, it is unlikely that Leonard Green had not had discussions with ExamWorks’ executive management concerning a rollover before including a rollover in its February 8, 2016 proposal.

42.                               Next, Goldman and Evercore advised Leonard Green to revise its proposal to $35 per share.  There were calls and meetings between ExamWorks “management” and Leonard Green from February 19 — March 3, 2016.

43.                               The Company’s stock price closed at $25.40 on February 23, 2016.  In the Company’s Q4 and YE 2015 earnings announcement after the markets closed that day, the Company again reported increased revenues for both the fourth quarter and all of 2015 compared to the prior year.  The Company projected a healthy 14%-16% revenue growth for 2016.  Perlman stated in the Company’s February 23, 2016 earnings announcement that “2015 was another year of significant accomplishments for ExamWorks in which we continued to demonstrate the stability, consistency and capacity for growth of our business even in the face of challenges.  We enter 2016 better positioned than ever and confident on the company’s ability to deliver solid results well into the future.”  The Company also reported that, between December 2015 and February 23, 2016, it had repurchased 1.1 million ExamWorks shares, and still had $34 million of its $75 million repurchase allotment available.  The next day, the Company’s stock rose sharply, closing at $28.88 per share.  By April 25, 2016, the stock price had risen above $33 per share.

44.                               At a March 3, 2016 meeting with Leonard Green, “management reviewed its forecast and business model through 2021.”  On March 7, 2016 ExamWorks received a revised offer of $35 per share from Leonard Green.  Leonard Green basically agreed to a number in the range it had originally proposed.  The Proposed Merger’s price was practically set before any special committee was established.

45.                               The Board essentially agreed to the $35 ceiling price at its March 8, 2016 meeting.  It made no meaningful attempt to extract a higher price.

46.                               The Second Proxy also states that, at the March 8, 2016 meeting, the Board, for the first time, received legal advice from Paul Hastings:

At this meeting, representatives of Paul Hastings reviewed the Board’s fiduciary duties, discussed the need to formally engage Goldman Sachs and Evercore, and discussed appointing a special committee of the Board to lead future discussions in light of Mr. Shutzer’s employment by Evercore, all of which the Board agreed would be discussed at the next Board meeting.

The Second Proxy reports that Paul Hastings advised the Board of the “need to formally engage Goldman and Evercore” and that a special committee should be formed.

47.                               Perlman continued to hold discussions with Leonard Green, including about “the need for ExamWorks executive management team to meet with members of LGP’s investment committee.”

48.                               The Second Proxy states that on March 23, 2016 “the Board and Special Committee met telephonically” and discussed with Paul Hastings fiduciary duties, engagement of Goldman and Evercore and appointment of a special committee.  So the Special Committee supposedly met with Paul Hastings before it was even created.  Following Paul Hastings’ advice on March 8, the Board determined to hire Goldman, even though it had worked on transactions for Leonard Green during the past two years.  The Board, also consistent with Paul Hastings’ advice on March 8, hired Evercore, though it acknowledged the conflict created by Shutzer’s employment at Evercore.  The Proxy indicates the Board never considered hiring any other financial advisor.

49.                               The Board’s rationale for retaining both Goldman and Evercore despite their conflicts is a non sequitur.  After acknowledging Goldman’s conflict, the Board determined that Goldman’s retention was nevertheless appropriate and any conflict could be mitigated by the parallel retention of Evercore.  The Board further rationalized that Evercore would be effective at mitigating any conflict with Goldman because any conflict it had itself vis-à-vis the Company would be cleansed by the Special Committee.  Putting aside the issue of whether two seemingly duplicative advisors (and the resulting fees to be paid) was appropriate, you cannot mitigate the conflict of one conflicted financial advisor by paying a second conflicted financial advisor to give the same fairness opinion.  The Board’s rationale also ignores the fact that the Special Committee was not well-functioning so as to effectively mitigate any conflict with Evercore, largely because of the presence of Evercore’s Senior Managing Director at every critical decision made by the Special Committee.  The Second Proxy also contains the following strange description of the creation of the Special Committee at the March 23, 2016 Board meeting:

In light of Mr. Shutzer’s employment at Evercore, the Board established a Special Committee consisting of all the directors except Mr. Shutzer, with the understanding that the management directors would be excluded and/or removed from the Special Committee as circumstances warranted or conflicts arose.

The Second Proxy admits that there were potential conflicts as to the management directors (i.e., Perlman and Price).  In fact, the Board knew there was a conflict because rollover of management’s shares was part of Leonard Green’s proposals and had already been discussed between Leonard Green and ExamWorks management.  The Second Proxy supports the inference that the management directors (i.e., Perlman and Price) were permitted to be on the Special Committee, even though the Board knew they had a conflict, so that they could control and influence the Special Committee.

50.                               The Second Proxy’s description of the March 23 meeting also indicates that the Board directed “the Special Committee would want to take advantage of Mr. Shutzer’s substantial investment banking experience and knowledge of ExamWorks.”  According to the Second Proxy, Mr. Shutzer was present at the Special Committee’s meetings on March 23, March 31, April 13, April 25, April 26, May 4, May 13 and May 16, 2016.  The Second Proxy’s description of the April 6, 2016 Special Committee meeting indicates Shutzer was present at that meeting where “the Board and Special Committee” had developed their negotiating strategy with the financial advisors.  The Second Proxy indicates that on April 19, 2016, the Board and the Special Committee met with Paul

Hastings.  Thus, it appears Shutzer was present at that meeting.  In short, Shutzer was a de facto participant in the Special Committee.

51.                               Perlman and Price were on the Special Committee from March 23 until April 13, 2016.  They attended Special Committee meetings on March 23, April 19, April 26, May 4, May 13 and May 16, 2016.  They effectively remained participants in the Special Committee thereafter by attending its meetings.

52.                               The Special Committee’s delegated scope of authority is never disclosed in the First Proxy or the Second Proxy.

The Board Agrees to Merge In the Midst of Stock Price Recovery

53.                               On April 27, 2016, ExamWorks announced that the Board had authorized an Agreement and Plan of Merger with affiliates of Leonard Green pursuant to which the public stockholders will be cashed out at a barely premium $35.05 per share (the “Merger Agreement”).  Despite the recent price rebound in the wake of the Company’s first quarter earnings announcement and the reportedly rosy financial outlook for 2016, the Company’s press release touted a “22% premium to the stock’s 90 day volume weighted average closing price.”  This, of course, ignored that the stock price had risen substantially since the February 23 earnings announcement.

54.                               Additionally, the press release announced that Perlman, Price and Shutzer, along with other management members, will “collectively contribute to

Parent up to $45,000,000 of common stock of ExamWorks,” rolling over that equity into an ownership stake in NewCo.  The rollover will enable Perlman, who is 69 years old, and the other Rollover Defendants to avoid a taxable event.

55.                               The Second Proxy reveals the following holdings of securities by the rollover participants:

	Stock	Restricted Stock	Options w/in 60 Days
Perlman	403,074	41,770	751,110
Price	506,299	41,770	727,110
Shutzer	652,614	3,112	—
Campbell	10,609	22,280	77,822
de Castro	38,981	20,886	267,914
	1,611,577	129,818	1,823,956

The breakdown of the $45 million rollover, as indicated by the Second Proxy, is:

	Amount (in millions)	Shares
Perlman	$14	399,430
Price	$17	485,021
Shutzer	$11	313,837
Campbell	$1	28,531
de Castro	$2	57,061
	$45	1,283,880

Under the terms of the Merger Agreement, restricted stock options of the rollover participants will be cashed out in the Proposed Merger.  Because a maximum of 1,283,880 shares will be rolled over, the rollover participants will receive the cash merger consideration for at least 327,697 of their shares.  The 1,283,880 ExamWorks shares held by the rollover participants represented about 3.07% of the 41,721,223 outstanding shares of ExamWorks as of May 16, 2016.

Overall, the rollover participants will be able to cash out a combination of 2,281,471 shares, restricted shares and options while converting a 3.07% equity interest in ExamWorks into a 3.7%) interest in the new company.

56.                               Perlman, Price, Campbell and de Castro will keep their management positions in NewCo.  The Second Proxy discloses that they are guaranteed at least their current executive compensation amounts, with annual raises.  Shutzer gets to stay on as a director of NewCo.  The Second Proxy does not disclose the compensation that Shutzer will receive as a NewCo director.

57.                               The Merger Agreement contains in Section 5.04(g) a “go shop” provision that permits ExamWorks to solicit alternative proposals for only 25 business days, until June 1, 2016 (the “Go-Shop”).  However, the Go-Shop was never likely to attract a third-party bidder in a management buyout transaction, particularly when the primary targets are private equity players.  The short duration and terms of Section 5.04 all but ensured no other bid would emerge.  The Merger Agreement also contains in Section 5.04 recurring matching and information rights in favor of Leonard Green, such that Leonard Green need only match a third party’s bid after three days of mandatory negotiations with the Board.  The Merger Agreement provides for a 1.5% termination fee payable by ExamWorks if the Proposed Merger is terminated in favor of a Superior Proposal during the Go-Shop period and a 3% termination fee if ExamWorks terminates the Proposed Merger after the Go-Shop period but before the vote by ExamWorks’ stockholders.

58.                               Additionally, the Merger Agreement vests with the entire Board, in consultation with Paul Hastings, Goldman and Evercore, the ability to determine whether a third-party proposal is likely to constitute a “Superior Proposal,” as defined in the Merger Agreement.  The Merger Agreement provides no role for the Special Committee — even as constituted after Perlman and Price were supposedly “removed” from it — in determining whether it is appropriate to exercise the Company’s fiduciary out and terminate the Merger Agreement.

59.                               Unsurprisingly, the Go-Shop expired on June 1, 2016, with the Second Proxy reporting that no alternative transaction proposal likely to lead to a Superior Proposal had emerged during the Go-Shop.

60.                               All of the Merger Agreement’s provisions were negotiated by Perlman’s long-time lawyer, Mr. Pascual, and the Proxy reveals that Perlman, Price and Shutzer played a pivotal role in the events leading to the Merger Agreement.  The deep conflicts of interests among ExamWorks’ directors, legal and financial advisors and Leonard Green — none of which the Board either recognized or effectively mitigated — taint the entire sales process beyond repair.

61.                               On May 10, 2016, ExamWorks announced its Q1 2016 results in a Form 8-K, reporting a 15.4% increase in revenues and a 17.2% increase in adjusted

EBITDA compared to the prior year’s first quarter, consistent with the optimistic 2016 guidance provided in February 2016.  Because the Proposed Merger had already been announced, however, the Company refused to offer further guidance at that time.  The May 10 8-K says nothing about additional share repurchases.

Paul Hastings and Pascual, Despite Conflicts,
Advised Everyone on the Sell-Side

62.                               The press release announcing the Proposed Merger reports that Paul Hastings provided legal advice to ExamWorks in the transaction.  Mr. Pascual and Paul Hastings are named in the Merger Agreement as the attorneys to receive copies of notices directed to ExamWorks.

63.                               The Second Proxy reflects that Paul Hastings advised the ExamWorks Board, including Price, Perlman and Shutzer, throughout.  The Second Proxy also reports that Paul Hastings advised the Special Committee.  Indeed, Paul Hastings sometimes advised both the Board and the Special Committee on the same day and even at the same meeting.  Paul Hastings attended and provided advice at the Special Committee’s March 23, March 31, April 6, April 13, April 19, April 25, April 26, May 4, May 13 and May 16, 2016 meetings.

64.                               Paul Hastings also drafted and negotiated the terms of the rollover for Perlman, Price, Shutzer, Campbell and de Castro.  For example, the First Proxy indicates that on April 12, 2016, Paul Hastings met with Leonard Green’s counsel “to discuss and negotiate the structure of the transaction, the rollover and voting agreements, the financing, as well as the terms of the merger agreement.”  This was the day before Perlman and Price supposedly left the Special Committee.  The Second Proxy, while attempting to rewrite this disclosure to suggest that Leonard Green’s counsel, on that date, first inserted terms regarding the rollover, continues to make clear that Paul Hastings was negotiating the terms of the rollover.  Indeed, the Proxy does not identify any other counsel that represented Perlman, Price, the other members of management or Shutzer with respect to the rollover negotiations, the employment agreements, the Rollover Agreement and the stockholder Voting Agreement.

65.                               According to the Second Proxy, Paul Hastings advised (i) the Company, (ii) the Board as a whole, (iii) ExamWorks’ management and (iv) the Special Committee, both before and after Perlman and Price supposedly left that committee.  The potential for conflicts of interest among these distinct corporate appendages usually counsels in favor of hiring different attorneys to represent the Special Committee, the Board, the Company and management.  Indeed, it is manifestly unreasonable for a corporate director to rely on the advice of conflicted counsel when considering the merits of a conflicted change-in-control transaction such as the Proposed Merger.

66.                               Because the directors had long been associated with Perlman and Price’s companies, the ExamWorks Board was well aware of Paul Hastings and

Pascual’s 15-year service as legal counsel advancing Perlman and Price’s personal business interests.  The Board recognized that the interests of Perlman, Price, Shutzer, Campbell and de Castro regarding their rollover and employment (including Shutzer’s continuation as a director) created conflicts of interest.  The Second Proxy does not reflect any discussion among the Board members of the conflicts posed by Mr. Pascual’s longstanding representation of Perlman and Price’s personal business interests, or the other rollover and employment aspects of the transaction.  There is no mention of any director — or Paul Hastings for that matter — suggesting that the Special Committee should choose its own independent legal counsel.  There is no suggestion that management should retain its own counsel other than Paul Hastings to negotiate the rollover, voting and employment agreements.

67.                               Mr. Pascual’s biography on the Paul Hastings website reveals his many engagements, referenced above, relating to PracticeWorks, TurboChef and ExamWorks.  Shutzer and Presby, given their history with those companies, certainly knew that Pascual and Paul Hastings had long-represented Perlman and Price.  Indeed, all members of the ExamWorks Board were aware or should have been aware of the longstanding representation of Perlman and Price by Mr. Pascual and Paul Hastings.  The Board deliberately and consciously disregarded its duty of loyalty by allowing lawyers with known conflicts to represent the interests of the

Company, Perlman and Price, Shutzer, management, the Special Committee and the Board all at the same time.  Paul Hastings represented everyone on the ExamWorks side — except the public stockholders whose shares were to be sold.  Paul Hastings’s obvious conflicts resulted in a hopelessly infected sales process.  Paul Hastings guided every step of the Board’s deliberations, including the choice of conflicted financial advisors.  Paul Hastings handled the negotiation of the rollover and voting agreement’s terms.  Paul Hastings guided the formation of and deliberations by the Special Committee.  Paul Hastings, according to the Second Proxy, repeatedly advised the Board on “the directors’ fiduciary duties in considering a potential sale.”

68.                               Under 8 Del. C. § 141(e), the ExamWorks directors are not protected by reliance on the legal advice of Paul Hastings, because Paul Hastings was not selected with reasonable care to represent the Special Committee, the Board or the Company.  Reasonable care requires selection of professionals without known and multiple conflicts.  Indeed, the Special Committee never went through any selection process at all, but just used Paul Hastings out of habit.

69.                               The upcoming special stockholder meeting to vote on the Proposed Merger will, as the Second Proxy reveals, be held at Mr. Pascual’s and Paul Hastings’ Atlanta office.

70.                               The Proxy makes no disclosure of the fees that Paul Hastings stands to earn in connection with the Proposed Merger.  A reasonable stockholder would find it material what, and how, Paul Hastings is being paid for rendering its conflicted advice.

ExamWorks’ Conflicted Financial Advisors

71.                               Like Paul Hastings, both Goldman and Evercore have unmitigated conflicts of interests that, at the very least, raise questions concerning the independence of the financial advice that the Board received.

72.                               Even though Goldman has historically provided financial advisory services to ExamWorks, Goldman has a far more profitable history of representing Leonard Green affiliates in acquisitions.  Within the past five years, Leonard Green has hired Goldman in numerous deals and has paid Goldman tens of millions of dollars in fees.  In 2011, Goldman was one of two financial advisors hired by Leonard Green and its repeated business partner, TPG Capital, L.P. (“TPG”), on their buyout of J. Crew.  In June 2012, Leonard Green hired Goldman as one of the joint book runners and lead arrangers for Leonard Green’s and TPG’s acquisition of Thrift Retail Savers, Inc. And in 2014, Leonard Green was one of a consortium of companies that hired Goldman to render advice on selling DelTaco.  Last year alone, Goldman advised Leonard Green on at least four deals.  Goldman advised Leonard Green and TPG on the syndicate’s buyout of Ellucian Co., and Goldman both advised and provided Leonard Green and TPG with debt financing for their buyout of Life Time Fitness.  Goldman also advised Leonard Green and TPG on whether they should IPO or sell Petco, and Goldman underwrote the IPO for a Leonard Green subsidiary.  According to the Proxy, Goldman, over just the past two years, has received $53.2 million in fees from Leonard Green affiliates.  Over the same two year period, the Proxy reports that Goldman received only $300,000 in fees from ExamWorks.  Goldman’s long and profitable relationship with Leonard Green calls into question whether Goldman was capable of providing independent financial advice to the Board.

73.                               Evercore, as even Paul Hastings recognized, is also conflicted because of Shutzer’s Board membership and his employment by Evercore as a Senior Managing Director.  Nevertheless, “Evercore’s involvement in the transaction” is cited in the Proxy as somehow mitigating Goldman’s conflict arising from its repeated representation of Leonard Green affiliates.  The Second Proxy does not disclose the basis for the Board’s rationale that two conflicted financial advisors can cancel each other out and yield financial advice unshaded by conflicts.  Nor could it, as the Board’s rationale is a non sequitur.  Indeed, the Second Proxy reveals that Paul Hastings advised the Board only of the “need to formally engage Goldman Sachs and Evercore.”  There is no suggestion that the Board ever genuinely considered hiring a different financial advisor.

74.                               Neither Goldman nor Evercore has any financial incentive for ExamWorks to remain an independent company.  Except for Evercore’s $750,000 “opinion fee,” the Proxy discloses that Evercore and Goldman will receive their multi-million advisory payday only if the Proposed Merger closes.  In fact, the Proxy is silent on whether, if at all, Goldman or Evercore will get paid under their current engagements with ExamWorks if a merger is consummated with a third party or if stockholders vote down the Proposed Merger and ExamWorks continues as a public company.  The Second Proxy’s descriptions of Goldman’s and Evercore’s terms of engagement reflect that they will be paid upon the Proposed Merger, but there is no disclosure that Goldman or Evercore will be paid if a different transaction is consummated.  While the Second Proxy discloses that Evercore and Goldman solicited third party bids for ExamWorks during the Go- Shop, a reasonable stockholder would want to know whether ExamWorks’ financial advisors have a financial incentive to actually generate a higher offer for the Company or to advise the Board to remain an independent company.

75.                               Upon information and belief, Paul Hastings advised the Board on the terms of engagement for both Evercore and Goldman.

The Ill-Defined, Underpowered and Non-Independent Special Committee

76.                               The Second Proxy has no disclosure of the scope of the power that the Board conferred on the Special Committee.  The Merger Agreement strongly suggests that the Special Committee’s powers were limited.  Section 5.04(e) of the Merger Agreement, for example, vests control over the determination of whether a Superior Proposal has been made in the full Board, in consultation with its legal and financial advisors.  The Special Committee is given no role.  The fiduciary-out decision rests in the hands of the full Board, not the Special Committee, which will rely on the conflicted advice of Paul Hastings, Evercore and Goldman.  The Second Proxy contains no disclosure that the Special Committee had the power to hire its own legal and financial advisors, a basic hallmark of any independent board committee.  Reasonable stockholders would find these basic facts concerning the Special Committee to be important in determining how to vote on the Proposed Merger.

77.                               The Special Committee’s personnel was likewise ill-defined from the outset.  Initially, only Shutzer was excluded from the Special Committee’s membership.  Several weeks later, on April 13, Perlman and Price were “asked” to “discontinue participation in the Committee’s deliberation” and were “removed from the Special Committee.”  Yet for a majority of the time between the Special Committee’s formation and the Proposed Merger’s announcement on April 27, 2016, Perlman and Price were Special Committee members.  Their presence on the Special Committee further taints the already infected process that the Board employed to sell ExamWorks.

78.                               The disclosed and undisclosed relationships between Perlman and Special Committee members further undermine the legitimacy the Special Committee process.  Following Perlman and Price’s supposed “removal” from the Special Committee, the remaining members were Graham, the Special Committee’s chairman, Presby, Bach and Zenoff.

79.                               Presby’s independence is compromised by his 15 year history serving on boards of Perlman-run companies and the more than $1 million he has received for doing so.  This amount is material for Presby, who is now a professional corporate director after retiring.  He has learned from experience that supporting Perlman-proposed deals will likely mean additional lucrative work as a director in Perlman’s next venture.

80.                               Bach’s independence is compromised by Perlman’s contributions to a non-profit cancer counseling center in the Hamptons of Long Island, Fighting Chance, for which Bach serves as a board member.  Neither Perlman’s contributions to Fighting Chance nor Bach’s service on Fighting Chance’s Board is disclosed to stockholders.  Bach and Perlman also serve together on the board of RightCare Solutions, Inc., a privately held medical technology company.  That business connection has likewise never been disclosed to stockholders.  Reasonable ExamWorks stockholders would consider Bach and Perlman’s charitable and business connections material in assessing Bach’s independence as a

Special Committee member.  The Second Proxy does not disclose whether any other Board member knows of these connections between Bach and Perlman.  Reasonable stockholders would also consider it material to know whether the Board was aware of these connections and, if so, whether the Board considered these connections in determining whether Bach could serve on the Special Committee.

81.                               In discussing the Board recommendation that the stockholders should vote for the Proposed Merger, the Proxy relies heavily on the Special Committee.  The Proxy admits the Special Committee consulted ExamWorks’ “management” and “ExamWorks’ outside legal advisor, Paul Hastings, regarding the terms and conditions of the Merger and the obligations of the members of the Special Committee.”  It further acknowledges that the Special Committee relied on “ExamWorks’ financial advisors,” Goldman and Evercore.  The Proxy represents that a reason for the Board’s recommendation was:

the fact that the Merger Agreement was unanimously approved by the Special Committee, which is composed entirely of independent directors who are not affiliated with Parent or Merger Sub or any of their affiliates and are not employees of ExamWorks or any of its subsidiaries, and which retained and received advice from ExamWorks’ financial advisors and legal advisor in evaluating, negotiating and recommending the terms of the Merger Agreement.

Thus, connections of Presby and Bach which might give a reasonable stockholder a reason to question their independence are material.  Moreover, the representation that the Special Committee was “composed entirely of independent directors” is misleading partial disclosure without acknowledging that Perlman and Price, who are ExamWorks employees, were on the Special Committee during most of its existence.

82.                               The combination of an ill-defined, non-independent Special Committee advised by conflicted financial advisors and a conflicted legal advisor crippled the Special Committee’s ability to negotiate effectively for the ExamWorks public stockholders.  As the Second Proxy admits, the Special Committee only negotiated an additional $0.05 per share in merger consideration beyond the $35 per share Leonard Green had offered over two weeks before the Special Committee was even created, a negligible increase of only $2,086 million or 0.1% of the $35 already on the table.  By the time the Special Committee asked for a $0.50 increase (1.4%) on April 25, 2016, the night before the Merger Agreement was signed, any meaningful price increase would have required “seller financing,” and the rollover investors would not rollover more shares.  The Special Committee waited until it knew no meaningful additional consideration would be forthcoming and simply sought a small token to give the impression that it had done something.

83.                               In short, the Special Committee process merits no deference or legal effect.

Shutzer’s Conflicted Role in the Rollover

84.                               While Shutzer was, according to the Second Proxy, purportedly excluded from the Special Committee and the Board’s deliberations concerning a deal with Leonard Green, the Second Proxy shows that Shutzer remained personally involved.

85.                               The Second Proxy reports that Perlman called Shutzer to solicit his participation in the rollover.  This created a second conflict for Shutzer.  The Second Proxy states that Shutzer spoke with Leonard Green representatives on April 16, 2016 to discuss Shutzer’s potential equity rollover.  Then Shutzer and Perlman had continuing conversations concerning the management “rollover shortfall.”  Shutzer spoke again with Leonard Green representatives on April 24, 2016.

86.                               The Proxy discloses that Shutzer will be a director of NewCo.  There is no disclosure, however, of how and when Leonard Green determined that Shutzer would be offered that role or the terms on which Shutzer will serve as a NewCo director.  A reasonable stockholder would find it important to know the circumstances and terms on which Shutzer agreed to serve as a NewCo director, including whether he was offered that position in connection with his agreement to participate in the rollover.

Additional Disclosure Deficiencies in Second Proxy Statement

87.                               In addition to the Second Proxy’s disclosure deficiencies detailed above — concerning (i) the Special Committee’s formation, mandate and proceedings, (ii) long-standing relationships between Bach and Perlman, and (iii) the circumstances and terms of Shutzer’s continued directorship with NewCo — the Second Proxy contains other serious disclosure violations concerning the rollover and the fees of the conflicted financial advisors.

Deficient Disclosures Concerning the Rollover

88.                               The Second Proxy fails to provide complete and accurate disclosure concerning the rollovers.  The Second Proxy does not include the rollover agreement (the “Rollover Agreement”).  It includes the Merger Agreement and Voting Agreement, which both reference a rollover agreement.  The Second Proxy does not even provide directions on where the Rollover Agreement can be obtained.  The Proxy (p. 123) states that documents filed with the SEC can be obtained from ExamWorks.  However, the Rollover Agreement has not been filed with the SEC.

89.                               The full terms of the Rollover Agreement are highly material.  The Merger Agreement recites that the Rollover Agreement was an inducement for entry into the Merger Agreement.  The Rollover Agreement is repeatedly referred to in the Merger Agreement.  Under §7.03(g) of the Merger Agreement, consummation of the Rollover Agreement in accordance with its terms is a condition to consummation of the Proposed Merger.  The Proxy (p. 14) acknowledges this condition.

90.                               The Second Proxy repeatedly refers to the Rollover Agreement.  At page 125, the Second Proxy instructs the stockholders:

You should rely on the information contained in ... the documents we refer to in this proxy statement to vote on the merger.

If the stockholders are to rely on the Rollover Agreement in deciding how to vote on the Proposed Merger, Defendants must provide them with that agreement.

91.                               The Second Proxy’s two one-paragraph descriptions of the Rollover Agreement constitute materially misleading and incomplete partial disclosure.  The Second Proxy says that each rollover participant will contribute “a number of shares, which, taken together with each other rollover investor’s contributed shares, shall equal up to $45 million of ExamWorks common stock.”  While the Second Proxy says that “up to $45 million” of ExamWorks common stock will be rolled over, it does not say how the total amount of the rollover will be determined.  It says the rollover shares will be valued at the $35.05 merger price, which would indicate that 1,283,880 shares may be rolled over.  The Second Proxy says the rollover participants will receive up to 450,000 units of the new company valued at $100 per unit but admits “[t]he $100 per unit valuation of Parent units was determined arbitrarily.”  A reasonable stockholder would consider it material to have information about the actual value of the rollover units.

92.                               The Second Proxy discloses that the Rollover Agreement permits additional persons to become participants in the rollover, including all ExamWorks executive officers.  However, it does not disclose whether any such persons have become participants or have been offered the opportunity to become participants or who determines whether someone can be a participant.  For example, given the history of Kozlowski and Patmore with the various Perlman/Price ventures, it seems likely they will be offered the opportunity to participate.  Significantly, the Proxy’s descriptions of the Rollover Agreement do not indicate that additional directors of ExamWorks, such as Presby, are ineligible to be participants.

93.                               The Second Proxy does not provide a full and fair summary of the development of the rollover.  It does not describe the discussions of management’s participation before Leonard Green’s February 8, 2016 proposal or the rollover portion of that proposal.  Nor does it disclose the rollover component of Leonard Green’s March 7, 2016 revised proposal or discussions of the rollover from February 8 through March 31, 2016.  The Second Proxy acknowledges that on April 5, 2016 Campbell and de Castro discussed with Leonard Green “the proposed rollover of equity by certain members of management (specifically Messrs.  Perlman, Price, Campbell and Fernandez de Castro).”  However, it does not disclose what the “proposed rollover” was or how it had evolved.

94.                               The Second Proxy states that on April 12, 2016, Leonard Green’s counsel, Latham & Watkins (“Latham”) added provisions regarding “a rollover of equity by management” to the draft merger agreement.  The Second Proxy adds that Paul Hastings and Latham discussed “the rollover of equity by management” that same day and that Latham provided reasons for its changes to the draft merger agreement and Paul Hastings responded.  But the Second Proxy is still silent on the substance of the rollover provision and the discussions over it.

95.                               The Second Proxy states that at the Special Committee meeting on April 13,2016:

Mr. Perlman then joined the meeting to answer questions and update the Special Committee on management rollover issues that were set forth in LGP’s indication of interest and had recently surfaced in the parties’ discussions, including in the comments to the draft merger agreement from Latham.  Mr. Perlman reported that while no detailed discussions had been had about employment terms or rollover as instructed by the Board on February 19, 2016, the management’s desire was to rollover the smallest amount possible and that Messrs.  Perlman, Price, Campbell and Fernandez de Castro were contemplating an aggregate rollover amount in the $9-11 million range.  While the Special Committee deemed those amounts small relative to management’s aggregate holdings, the Special Committee nonetheless asked Messrs.  Perlman and Price to discontinue participation in the Committee’s deliberation in order to avoid any appearance of conflict now that the terms of the rollover could become an issue in the transaction.  (Emphasis added).

This is materially misleading and incomplete partial disclosure.  The Second Proxy does not indicate that the recently formed Special Committee (or the Board, for that matter) had ever previously discussed “management equity rollover issues that were set forth in LGP’s indication of interest.”  Indeed, the Second Proxy does not disclose what rollover issues Leonard Green’s proposal had raised.  Perlman could not “update” the Special Committee on a topic it had never discussed, so either there were prior undisclosed discussions or the Second Proxy misleadingly implies there may have been such previous discussions.  The Second Proxy says that Perlman claimed there had been “no detailed discussions” about the rollover, but the Second Proxy never provides a description of what had been discussed about the rollover.  The Second Proxy claims that on February 19, 2016 the Board had instructed that there be no detailed discussions of the rollover.  However, the First Proxy reflected no instruction from the Board on a limitation on management’s discussions, and the Second Proxy states that the Board only “instructed management not to negotiate terms of any potential employment.”  Moreover, the management rollover had been “an issue” since before Leonard Green’s initial proposal.

96.                               The Second Proxy describes purported negotiations Perlman, Price and Shutzer had with Leonard Green over the size of the rollover and the supposed “rollover gap” and “rollover shortfall.”  The Special Committee played no role but instead at its April 19, 2016 meeting “agreed to authorize management to continue to work on possible solutions to the rollover issue and to discuss in detail with LGP the terms of their future employment with ExamWorks.”  A reasonable stockholder would wonder why the Special Committee would authorize management to engage in detailed discussions of future employment, when supposedly it was unlikely the transaction would proceed because of the rollover issue.

97.                               The rollover created a conflict of interest for management (including Perlman and Price) and Shutzer.  A reasonable stockholder would want a full and fair summary of all the rollover proposals and discussions to evaluate how that conflict may have influenced the terms of the Proposed Merger.

98.                               The Second Proxy admits the rollover percentage of 3.3% to 3.7% of the new company is “without giving effect to any grants of equity interests of Parent or options to purchase equity interests of Parent that the rollover investors are expected to receive following the closing of the merger as part of their employment arrangements.”  The Second Proxy acknowledges that Perlman, Price, de Castro and Campbell are parties to a legally binding management term sheet, but that term sheet has not been provided to the stockholders or publicly filed.  The

Second Proxy does not disclose what equity grants and options the rollover investors expect to receive pursuant to that term sheet.  Buried back in the Proxy it states that:

Upon the closing of the merger certain members of management of Parent and its subsidiaries, including the executives, will be eligible to participate in the Parent management equity incentive plan, with an opportunity to earn up to a 9.2% ownership interest in Parent.

The rollover percentages are materially misleading and incomplete partial disclosure without disclosure of how much of the additional 9.2% of the equity of the new company the rollover participants are expected to receive.  The grants and options will essentially replace the ExamWorks options and restricted shares that the rollover investors will receive cash for in the Proposed Merger.  The Proxy also contains materially misleading partial disclosure because it does not disclose the full cash amount the rollover investors will receive for shares, options and restricted stock.  A reasonable stockholder would want to know the extent to which there may be double-dipping where the rollover investors receive both cash for existing ExamWorks options and grants plus replacement options and grants in the new company.  The rollover investors, including Shutzer, currently hold about 9.5% of ExamWorks equity through shares, options and restricted stock (or about 8% without Shutzer).  They will roll shares over into 3.7% of the stock of the new company, get stock options and restricted stock cashed out and still get options and grants for an additional 9.2% of the new company’s equity.

Misleading and Incomplete Partial Disclosure Regarding
Financial Advisor Fees

99.                               Defendants have not provided a full and accurate summary concerning the estimated $26,910,000 in fees ExamWorks is to pay to Evercore and Goldman.  A reasonable stockholder would consider such a summary necessary in evaluating the weight to give the opinions of Evercore and Goldman in deciding how to vote on the Proposed Merger.  A reasonable stockholder might consider nearly $27 million in fees, which represents about 60% of the $45 million rollover amount supposedly needed as extra funding for Leonard Green, excessive.  A reasonable stockholder might also question whether the $45 million rollover was really necessary when $27 million is being paid out in duplicative fees.  Because Goldman’s $13,080,000 total fee equals Evercore’s success fee of $13,080,000, a reasonable stockholder would want to know how these fees came to be equal, particularly in assessing whether ExamWorks is paying excessive and duplicative fees to buy supporting opinions from Evercore and Goldman.

100.                        There is no description in the Second Proxy of how Goldman’s $13,080,000 fee was determined.  In contrast, it is disclosed that Evercore’s estimated success fee of $13,080,000 is 0.6% of the value of the consideration to be received for all equity in the Proposed Merger plus all debt, capital lease and preferred stock obligations outstanding when the Proposed Merger closes.  This would put a value of $2,180,000,000 on the equity and debt components.  The Second Proxy does not indicate whether the rollover shares, options, restricted shares and restricted stock units are included in the equity component, nor does it indicate how the $2.18 billion divides between equity and debt.  It would appear that Goldman’s $13,080,000 total fee may have been based on the same 0.6% calculation, but the Second Proxy does not so indicate.  A reasonable stockholder would want to know whether there are duplicative 0.6% fees applied to the same equity and debt components.  A reasonable stockholder would also want to be able to determine what percentage of the merger consideration is being paid to Evercore and Goldman.  It is more than 1.2%, but how much more? A reasonable stockholder might conclude that too much is being paid to Evercore and Goldman and that a significant part of those fees should be additional merger consideration instead.

101.                        The Second Proxy does not explain why Goldman is to get a total of $13,080,000, while Evercore is to get a $13,080,000 success fee plus a $750,000 opinion fee.  The Proxy says $12,330,000 of Goldman’s fee is contingent on the Proposed Merger, but it does not say what the additional $750,000 is for.  Is that Goldman’s opinion fee? Should not Evercore’s fee be a total of $13,080,000, inclusive of the $750,000 opinion fee? A reasonable stockholder would want to know in evaluating whether money was diverted to Evercore and Goldman, rather than being paid to the stockholders.

CLASS ACTION ALLEGATIONS

102.                        Plaintiff brings this action individually and as a class action, pursuant to Court of Chancery Rules 23(a) and (b)(1) and (2), on behalf of the “Class” consisting of all other holders of ExamWorks common stock.  Excluded from the Class are Defendants herein and their affiliates.

103.                        This action is properly maintainable as a class action.

104.                        The Class is so numerous that joinder of all members is impracticable.  The Company has thousands of shareholders who are scattered throughout the United States.  As of May 16, 2016, as set forth in the Proxy, there were approximately 41.7 million shares of ExamWorks common stock outstanding.

105.                        There are questions of law and fact common to the Class including, inter alia, the following:

(a)                                 whether the Board implemented a reasonable sales process to maximize shareholder value for Plaintiff and the Class;

(b)                                 whether the Director Defendants have breached their fiduciary duties owed to Plaintiff and other members of the Class, including their duty to make full material disclosures to the

Class and their duty to maximize stockholder value in a change-in-control transaction;

(c)                                  whether the Leonard Green Defendants have aided and abetted the Director Defendants’ breaches of their fiduciary duties;

(d)                                 whether Plaintiff and the other members of the Class will suffer irreparable harm by the wrongs complained of herein;

(e)                                  whether Plaintiff and the Class are entitled to injunctive relief, damages, or other relief as a result of the Defendants’ wrongful conduct.

106.                        Plaintiff is committed to prosecuting the action and has retained competent counsel experienced in litigation of this nature.  Plaintiff’s claims are typical of the claims of other members of the Class, and Plaintiff has the same interests as the other members of the Class.  Accordingly, Plaintiff is an adequate representative of the Class.

107.                        The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class, which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

108.                        Defendants have acted or refused to act on grounds generally applicable to and causing injury to the Class, and therefore preliminary and final injunctive relief on behalf of the Class, as a whole, is appropriate.

COUNT I

For Breach of Fiduciary Duty
Against the Director Defendants

109.                        Plaintiff incorporates each allegation set forth above as if fully set forth herein.

110.                        As ExamWorks directors, the Board members owe Plaintiff and the other public stockholders of ExamWorks the duties of loyalty and care.  As a result, in connection with a sale of the Company, these individuals had an obligation to maximize shareholder value.  They likewise were required to refrain from benefitting themselves at the expense of ExamWorks’ common stockholders.

111.                        In breach of these obligations, the Director Defendants failed to safeguard the best interests of the common shareholders of ExamWorks by negotiating a sale of the Company through a fatally flawed process that resulted in an unfair price for ExamWorks’ public stockholders.  The Director Defendants compounded this breach by agreeing to deal protections and other Merger Agreement terms negotiated by conflicted legal advisors, deterring prospective acquirers from offering greater consideration to acquire the Company and depriving the public stockholders in the future upside of their ExamWorks’ stake.  The Director Defendants did this for the benefit of ExamWorks’ directors and management who will receive equity in the Proposed Merger and continue in their current positions in NewCo upon consummation of the Proposed Merger.

112.                        Moreover, as detailed above, the Director Defendants were not adequately informed of all material information when the Board resolved to approve the Merger Agreement.

113.                        Additionally, the Director Defendants have breached their fiduciary duties by failing to make full disclosure of material facts to ExamWorks’ stockholders in soliciting votes in favor of the Proposed Merger.

114.                        As a result of the Director Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable harm as alleged herein, for which there is no adequate remedy at law.

COUNT II

For Breaches of Fiduciary Duty
Against the Rollover Defendants

115.                        Plaintiff repeats and re-alleges all previous allegations as if fully set forth herein.

116.                        The Rollover Defendants are each officers and/or directors of ExamWorks and, in such capacities, owe fiduciary duties of loyalty to Plaintiff and the Class.

117.                        The Rollover Defendants, in violation of their fiduciary duty of loyalty to the Class, have extracted for themselves benefits from the Proposed Merger that will not be shared with the public stockholders of ExamWorks.

118.                        As a result of the Director Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable harm as alleged herein, for which there is no adequate remedy at law.

COUNT III

For Aiding and Abetting Breaches of Fiduciary Duty
Against the Leonard Green Defendants

119.                        Plaintiff repeats and re-alleges all previous allegations as if fully set forth herein.

120.                        As alleged in detail herein, the Director Defendants have breached their fiduciary duties to Plaintiff and the other members of the Class.  The Leonard Green Defendants have aided and abetted the Director Defendants in their breaches of fiduciary duties.  As participants in the fundamentally flawed negotiation process, the Leonard Green Defendants were aware of the Director Defendants’ breaches of fiduciary duties and, in fact, actively and knowingly encouraged and participated in said breaches in order to enrich ExamWorks insiders to the detriment of the Company’s common stockholders.

121.                        As a result of the conduct of the Leonard Green Defendants, Plaintiff and the Class will suffer harm as alleged herein, for which there is no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment, and preliminary and permanent relief, including injunctive and other equitable relief, in its favor and in favor of the Class and against Defendants, as follows:

A.                                    Declaring that this action is properly maintainable as a class action;

B.                                    Declaring that the Director Defendants breached their fiduciary duties in agreeing to the Proposed Transaction and are liable to Plaintiff and the Class for such breaches;

C.                                    Declaring that the Leonard Green Defendants aided and abetted the Director Defendants’ breaches of fiduciary duties and are liable to Plaintiffs and the Class for aiding and abetting those breaches;

D.                                    Enjoining Defendants from consummating the Proposed Merger unless and until the Go-Shop period is extended;

E.                                     Directing the Director Defendants to exercise their fiduciary duties to obtain a transaction that maximizes shareholder value;

F.                                      Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G.                                    Granting such other and further relief as this Court deems just and proper.

OF COUNSEL:	PRICKETT, JONES & ELLIOTT, P.A.

KESSLER TOPAZ MELTZER & CHECK, LLP Lee D. Rudy Michael C. Wagner J. Daniel Albert Stacey Greenspan 280 King of Prussia Road Radnor, Pennsylvania 19087 (610) 667-7706 Dated: June 17, 2016	/s/ Michael Hanrahan
Michael Hanrahan (Del. No. 941) Paul A. Fioravanti, Jr. (Del. No. 3808) Samuel L. Closic (Del. No. 5468) 1310 N. King Street Wilmington, Delaware 19801 (302) 888-6500 Attorneys for Plaintiff